UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	31-1042001
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 001-34762

255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (877) 322-9530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K                                First Financial Bancorp.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Named Executive Officer Compensation

On March 7, 2017, the Compensation Committee of the Board of Directors of First Financial Bancorp. (the “Company”), after consulting with its independent consultant, Willis Towers Watson, approved the following base salaries, short term incentive plan targets, and restricted stock grants for the Named Executive Officers (“NEOs”) including a performance-based restricted stock grant for each NEO for 2017, as disclosed in the table below.  Except as set forth below, there were no other changes made to the components of total compensation, which include base salary, short-term cash incentives, long-term stock-based incentives, pension and other benefits, and perquisites.

Name and Principal Position	Base Salary ($)(1)	Short-Term Incentive Plan Target Percentage (%)(2)	Long-Term Incentive Percentage For Restricted Stock Grants ($)(3)	Annual Grant of Shares of Restricted Stock (#)(4)	Value of Shares of Annual Grant Restricted Stock ($)(5)	Number of Shares of Underlying Stock Options ($)(6)
Claude E. Davis Chief Executive Officer	$776,897	60%	110%	31,133	$854,587	0

John M. Gavigan Senior Vice President, Chief Financial Officer	$300,000	40%	40%	4,372	$120,000	0

C. Douglas Lefferson Chief Credit Officer	$380,000	40%	70%	9,691	$266,000	0

Anthony M. Stollings President, Consumer Banking and Chief Operating Officer	$401,700	40%	50%	7,317	$200,850	0

Richard S. Dennen President, Commercial Finance	$401,700	40%	50%	7,317	$200,850	0

(1)
Base salaries were increased from 2016 as follows (increased percentages in parentheses): Mr. Davis from $754,269 to $776,897 (3%), Mr. Gavigan from $245,250 to $300,000 (22%), Mr. Stollings from $390,000 to $401,700 (3%), and Mr. Dennen from $390,000 to $401,700 (3%). There were no compensation changes made for Mr. Lefferson.

(2)
Short term incentive target is a percentage of base salary. There were no changes from 2016 to 2017 in the target percentages for the NEOs except for Mr. Gavigan whose target was increased from 30% to 40%. Payout is based on one-year return on asset performance relative to peers as well as actual absolute performance versus net income goal.

Threshold performance of 25th percentile must be achieved for return on asset performance to contribute to the payout. Depending on performance of the Company, payout can be anywhere from 0x to 2x target and subject to claw back in certain circumstances. In addition, the Compensation Committee can adjust downward the payout based on enterprise risk management performance. In the event earnings per diluted share are below $0, no plan payout will be made to participants, including NEOs. Any payout to NEOs above 1x target is paid in restricted stock subject to additional holding requirements.

(3)
Long term incentive awards are an approximate percentage of base salary. There were no changes from 2016 to 2017 in the target percentages for the NEOs except for Mr. Gavigan whose target was increased from 30% to 40%.

(4)
One half of the CEO’s and one fourth of the other NEO’s restricted stock awards were in the form of performance-based restricted stock that vests after three years upon only the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets). 15,567 performance shares were awarded to Mr. Davis, 1,093 to Mr. Gavigan, 2,423 to Mr. Lefferson, 1,829 to Mr. Stollings, and 1,829 to Mr. Dennen. All other awards to NEOs were in restricted shares that vest over a three-year period beginning March 7, 2017. Dividends are accrued on restricted shares and are held in escrow and are not paid to the executive until that portion of the grant vests.

(5)	Based on the per share closing price of the Company's common shares on March 7, 2017 ($27.45).
(6)	No options were granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By: /s/ Shannon M. Kuhl
Shannon M. Kuhl
Senior Vice President and Chief Legal Officer

Date:	March 9, 2017